Exhibit 99.1

News Release
IPSCO REPORTS RECORD SECOND QUARTER EARNINGS

Solid Demand Continues for Plate, Energy Tubular and Large Diameter Pipe Products

*Results Are Reported in U.S. Dollars on a U.S. GAAP Basis*

[Lisle, Illinois] [July 25, 2006] — IPSCO Inc. (NYSE/TSX:IPS) announced today net income for the second quarter of 2006 of $156.4 million ($3.25 per diluted share) compared to $126.9 million ($2.57 per diluted share) for the second quarter of 2005 and $150.7 million ($3.12 per diluted share) in the first quarter of 2006. For the first six months of 2006 net income was $307.1 million ($6.36 per diluted share) as compared to $281.6 million ($5.64 per diluted share) for the prior year.

“The continued strength in our plate markets, high levels of large diameter pipe shipments and record U.S. energy tubular sales offset the impact of the normal spring slowdown for Canadian small diameter energy tubular shipments,” said David Sutherland, President and Chief Executive Officer. “Our strategy to be in several key steel markets continues to provide strong and stable financial results for our shareholders.”

Sales for the quarter were a second quarter record $893.6 million, an increase of 29.9% or $205.9 million over the same quarter last year and down only 1.0% or $9.3 million from the record first quarter. Total shipments for the quarter were 1,001,000 tons, the Company’s second highest quarterly shipment level, an increase of 197,500 tons compared to last year and 4,400 tons lower than the record first quarter. IPSCO’s second quarter average product price of $893 per ton was up $37 per ton from a year ago and $5 per ton lower than the record set in the first quarter this year.

Steel mill product shipments were a record 702,100 tons, an increase of 21.1% over last year and 6.6% over the prior quarter. Tubular shipments of 298,900 tons, driven by greater large diameter sales volumes and strong U.S. tubular shipments, increased 33.7% over the prior year. Tubular shipments declined 13.9% from the prior quarter as the level of large diameter pipe and U.S. tubular shipments only partially offset the seasonal decline of Canadian OCTG shipments.

Gross income for the quarter was $261.6 million or 29.3% of sales compared to $230.4 million or 33.5% in the second quarter of 2005. The decline in margins as a percent of sales was driven by higher steel mill input costs and higher coil costs for the tubular product lines. Compared to the prior quarter, margins declined from 31.0% due to higher average large diameter pipe costs and a less favorable product mix. Operating income in the second quarter was $243 per ton compared to $267 per ton in the second quarter of 2005 and $246 per ton in the prior quarter.

Selling, general and administration expenses were $18.7 million for the quarter; $2.6 million higher than the same period last year but $13.7 million lower than the prior quarter. IPSCO adopted FAS 123(R) Share-Based Payment in January 2006. Share-based payment expense of $11.6 million was recorded in the first quarter of 2006. In the second quarter, income of $1.4 million was recorded as a result of mark to market accounting for share-based payments.

Foreign exchange gains were $5.1 million in the quarter versus a gain of $0.8 million in the prior year and a loss of $1.3 million in the prior quarter. The impact on earnings per share related to foreign exchange was income of $0.07 in the second quarter and $0.01 in the prior year, and a loss of $0.02 in the prior quarter.

In the second quarter, the estimate of the 2006 annual effective tax rate was reduced to 38.3% resulting in an effective tax rate for the quarter of 37.6%. This compares to a 36% rate in the prior year and a 39% rate in the prior period. The reduction in the estimate of the tax rate is primarily due to changes in Canadian provincial tax laws. The current quarter effective tax rate decreased net earnings by $0.08 per diluted share as compared to the second quarter of 2005 and increased net earnings by $0.07 per diluted share compared to the prior quarter.

IPSCO announced a new share repurchase program in May 2006. During the second quarter IPSCO repurchased 934,700 shares at an average cost of $91.48 per share.

Outlook

Continued strong demand for steel mill products is expected for the balance of 2006.   IPSCO’s steel mill capacity is fully committed through the third quarter of this year, and we anticipate similar demand when we open the fourth quarter order book. Operations are expected to maintain strong performance, as scheduled maintenance outages are minimal during the remainder of the year.

We expect energy prices to remain high and therefore continue to drive high drilling activity and demand for OCTG products. In addition, our large diameter spiral pipe facilities are booked at full capacity through the third quarter of 2007.

We expect margins to be stable for the last half of the year. Excluding the effects of foreign exchange gains or losses and share price volatility, and assuming an effective tax rate of 38.3%, we forecast third quarter 2006 earnings to be in the range of $3.30 to $3.50 per diluted share.

IPSCO has scheduled the live webcast of its 2006 second quarter conference call at 10:00 AM EDT on Tuesday, July 25, 2006. During the call IPSCO President and CEO, David Sutherland, Senior Vice President and CFO, Vicki Avril and Executive Vice President - Steel and Chief Commercial Officer, John Tulloch will discuss IPSCO Inc.’s second quarter results.

Persons wishing to listen to the webcast may access it in the Investor Information, Presentations section on the Company’s website at www.ipsco.com. The conference call, including the question and answer portion, will also be archived on IPSCO’s web site for three months.

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IPSCO, traded as “IPS” on both the New York Stock Exchange and Toronto Stock Exchange, operates steel mills at three locations and pipe mills at six locations in the United States and Canada. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals. Steel can also be further processed at IPSCO’s five temper leveling and coil processing facilities.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believes”, “expect”, “will”, “can” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Although IPSCO Inc. believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s 2005 Form 10-K, and its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties”. The Company undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Company Contact:
Tom Filstrup, Director of Investor Relations

Tel. 630.810.4772

tfilstrup@ipsco.com

Release #06-17

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IPSCO Inc.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (unaudited)

(thousands of United States Dollars except for per share and ton data)

		For the Three Months Ended		For the Six Months Ended
		June 30	June 30	June 30	June 30
		2006	2005	2006	2005
	Plate and Coil Tons Produced (thousands)	952.5	857.7	1,848.1	1,675.2
	Finished Tons Shipped (thousands)	1,001.0	803.5	2,006.4	1,659.3

	Sales	$893,558	$687,674	$1,796,454	$1,454,412
	Cost of sales	632,007	457,321	1,255,436	956,472
	Gross income	261,551	230,353	541,018	497,940
	Selling, general and administration	18,694	16,141	51,080	34,478
	Operating income	242,857	214,212	489,938	463,462
	Other expenses (income):
	Interest on long-term debt	5,708	9,675	11,541	20,403
	Net interest income	(8,208)	(3,240)	(15,223)	(6,023)
	Loss on early extinguishment of debt	—	10,249	—	10,249
	Foreign exchange gain	(5,083)	(759)	(3,759)	(1,153)
	Other	(106)	80	(218)	(15)
	Income Before Income Taxes	250,546	198,207	497,597	440,001
	Income Tax Expense	94,178	71,354	190,528	158,380
	Net Income	156,368	126,853	307,069	281,621
	Cumulative translation adjustment	29,234	(3,681)	30,460	(1,722)
	Fair value of derivatives, net of tax	(2,286)	(956)	(7,684)	3,085
	Comprehensive income	$183,316	$122,216	$329,845	$282,984
Earnings per Common Share	- Basic	$3.28	$2.60	$6.43	$5.71
	- Diluted	$3.25	$2.57	$6.36	$5.64
	Dividends Declared per Common Share (Canadian dollars)	$0.20	$0.14	$0.38	$0.26

IPSCO Inc.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (unaudited)

(thousands of United States Dollars)

	For the Three Months Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2006	2005	2006	2005
Retained Earnings at Beginning of Period	$1,484,910	$1,021,299	$1,341,659	$884,859
Net Income	156,368	126,853	307,069	281,621
Common Share Repurchase	(75,096)	(83,698)	(75,096)	(97,068)
Dividends on Common Shares	(8,488)	(5,496)	(15,938)	(10,454)
Retained Earnings at End of Period	$1,557,694	$1,058,958	$1,557,694	$1,058,958

IPSCO Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of United States Dollars)

	For the Three Months Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2006	2005	2006	2005
Operating Activities
Net income	$156,368	$126,853	$307,069	$281,621
Adjustments to reconcile net income to net cash flows from operating activities
Loss on early extinguishment of debt	—	10,249	—	10,249
Unrealized foreign exchange gain	—	(1,939)	—	(1,939)
Stock-based compensation	411	523	1,648	981
Depreciation of capital assets	13,212	20,288	33,295	40,090
Amortization of deferred charges	538	505	999	875
Deferred income taxes	(6,937)	4,833	(6,133)	44,422
Changes in operating assets and liabilities
Accounts receivable, less allowances	11,596	59,922	(1,129)	85,448
Inventories	(88,958)	(60,921)	(132,314)	(54,505)
Other	1,299	1,562	2,734	4,142
Accounts payable and accrued charges	(3,227)	(29,780)	(30,935)	(68,274)
Change in deferred pension liability	(265)	(747)	(443)	345
Income taxes payable	(66,802)	48,484	(37,450)	(12,366)
Net cash provided by operations	17,235	179,832	137,341	331,089
Investing Activities
Expenditures for capital assets	(11,811)	(8,813)	(42,410)	(22,171)
Proceeds from mortgage receivable, net	735	370	971	1,827
Investments	330	71	—	(99)
Net cash used for investing activities	(10,746)	(8,372)	(41,439)	(20,443)
Financing Activities
Common share dividends	(8,488)	(5,496)	(15,938)	(10,454)
Common shares issued pursuant to share option plan	5,036	5,494	5,483	16,423
Common share repurchase	(85,500)	(104,896)	(85,500)	(121,157)
Repayment of long-term debt	—	(123,248)	(4,991)	(127,837)
Net cash used for financing activities	(88,952)	(228,146)	(100,946)	(243,025)
Effect of exchange rate changes on cash and cash equivalents	21,131	(935)	23,972	1,506
Increase (decrease) in Cash and Cash Equivalents	(61,332)	(57,621)	18,928	69,127
Cash and Cash Equivalents at Beginning of Period	663,324	481,522	583,064	354,774
Cash and Cash Equivalents at End of Period	$601,992	$423,901	$601,992	$423,901

IPSCO Inc.

CONSOLIDATED BALANCE SHEETS (unaudited)

(thousands of United States Dollars)

	June 30	December 31
	2006	2005
Current Assets
Cash and cash equivalents	$601,992	$583,064
Accounts receivable, less allowances	377,223	388,943
Inventories	661,215	506,237
Deferred income taxes	36,332	30,227
Other	6,087	8,615
	1,682,849	1,517,086
Non-Current Assets
Capital assets	1,063,720	1,056,186
Other	59,974	65,747
	1,123,694	1,121,933
Total Assets	$2,806,543	$2,639,019

Current Liabilities
Accounts payable and accrued charges	$280,571	$303,589
Income and other taxes payable	4,284	41,073
Current portion of long-term debt	21,015	4,114
	305,870	348,776
Long-Term Liabilities
Long-term debt	291,162	313,053
Other	44,538	44,584
Deferred income taxes	188,890	191,973
	524,590	549,610
Shareholders’ Equity
Common shares	414,110	419,272
Contributed surplus	17,349	15,548
Retained earnings	1,557,694	1,341,659
Accumulated other comprehensive loss	(13,070)	(35,846)
	1,976,083	1,740,633
Total Liabilities and Shareholders’ Equity	$2,806,543	$2,639,019

IPSCO Inc.

SELECTED DATA (unaudited)

	2006	2005
	Second Quarter	Second Quarter

Liquid Steel Production (in thousands)
Regina	284.0	263.0
Montpelier	337.4	314.7
Mobile	369.5	321.3
Total Tons - Production	990.9	899.0

Product Production (in thousands)
Coil & Discrete Plate	952.5	857.7
Cut Plate	158.5	118.1
Total Steel Mill	1,111.0	975.8

Large Diameter	77.5	32.0
Small Diameter	279.1	253.3
Total Tubulars	356.6	285.3
Total Production	1,467.6	1,261.1

Shipments (in thousands)
Coil & Discrete Plate	540.5	461.6
Cut Plate	161.6	118.3
Total Steel Mill	702.1	579.9

Energy Tubulars	179.7	155.6
Large Diameter	56.5	12.7
Non-energy	62.7	55.3
Total Tubulars	298.9	223.6
Total Tons Shipped	1,001.0	803.5

Geographic Sales Mix (millions of US Dollars)
United States	$674.0	$516.0
Canada	$219.6	$171.7
Total	$893.6	$687.7

Sales By Product (millions of US Dollars)
Steel Mill Products	$552.9	$449.9
Tubular Products	$340.7	$237.8
Total	$893.6	$687.7

Average Selling Price per Ton (in US Dollars)
Steel Mill Products	$787	$776
Tubular Products	$1,140	$1,064
Total	$893	$856

Operating Profit per Ton (in US Dollars)	$243	$267

Purchased Steel-Tons (in thousands)	133	66